Exhibit 10.6

3100 Route 38
Mount Laurel, NJ 08054 (609) 273-5900 FAX (609) 273-7577

January 15, 1998

Mr. R. Scott Homer
16 Elkington Drive
Mt. Laurel, NJ 08054

Dear Mr. Homer:

Sterling Bank (the “Bank”) recognizes that the possibility of a change in control may exist in the future which could result in the departure or distraction of members of management to the detriment of the Bank and its shareholders.

In order to induce you to remain in the employ of the Bank, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  Definitions. For purposes of this agreement, the following terms shall have the meaning indicated below.

(a)  “Change in Control” of the Bank shall mean: (i) the consummation of (x) a consolidation or merger of the Bank in which the Bank is not the continuing or surviving entity or pursuant to which the voting securities of the Bank are converted into cash or other property other than a consolidation or merger in which the holders of the voting securities of the Bank immediately prior to the merger or consolidation have majority control of the voting securities of the continuing or surviving entity immediately after the consolidation or merger or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Bank (other than in connection with a corporate or bankruptcy reorganization of the Bank) ; or (ii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) shall become the beneficial owner of twenty-five percent (25%) or more of the outstanding voting securities of the Bank, but not if such person is a member of the Board of Directors at the date of this agreement, or if such person is a group the majority of the members of which (in terms of ownership of the Bank’s common stock by such group) are members of the Board of Directors at the date of this agreement.

(b)  “Good Cause” shall mean (i) your conviction of or plea of guilty or nolo contendere to a felony (ii) the issuance by any federal or state banking authority of a final order directing that the Bank terminate your employment, or (iii) the willful engagement by you in misconduct, or engagement by you in conduct or lack of conduct evidencing dishonesty or neglect, which is materially detrimental to the Bank, monetarily or otherwise.

(c)  “Disability” shall mean your inability to perform your regular employment duties for a period of three (3) consecutive months or three (3) months in any twelve (12) consecutive month period, as a result of your incapacity due to physical or mental illness.

(d)  ’Term of Employment” shall have the meaning described in Paragraph 2(a) below.

2.  Employment upon a Change in Control.

(a)  If a Change in Control of the Bank occurs within ten (10) years of the date of this agreement while you are an employee of the Bank, you will thereupon be deemed to have been engaged by the Bank, and you will thereupon be deemed to have accepted employment with the Bank, In your then current position and corporate office, for a term of employment of eighteen (18) months from the date of the Change in Control (the ‘Term of Employment”). During the Term of Employment, you will continue to perform substantially the same duties that you performed prior to the Change in Control. As compensation for the services to be rendered by you during the Term of Employment, the Bank will pay to you your base salary at the rate in effect at the time of the Change in Control, and you will also participate in such benefit plans as are generally made available to-senior executive employees; provided, however, that such benefits must be at least comparable to those benefits received by you immediately prior to the commencement of the Term of Employment. Such employment during the Term of Employment will sooner terminate, and no further compensation or benefits will be payable to you, upon your death or upon termination by the Bank or its successor for Good Cause or Disability or upon termination by you after the first thirty (30) days of the Term of Employment.

(b)  By prior written notice given by you to the Bank you shall have the right to terminate your employment with the Bank or its successor for any reason during the first thirty (30) days of the Term of Employment. Upon any such voluntary termination, you shall be entitled to receive sixty-six percent (66%) of the same compensation and participate in such benefit plans for the balance of the Term of Employment in the same manner as though you had not terminated your employment and such payments shall not be reduced even if you become employed by another employer. Within thirty (30) days after your death during the Term of Employment following any such termination under this Paragraph 2(b), the Bank shall pay to your executors, administrators or personal representatives a lump sum in cash equal to the aggregate amount of the remaining salary payments (with no discount) which would have been payable to you if you had not died before the end of the Term of Employment,

(c)  Notwithstanding anything to the contrary in this agreement: (i) your current employment with the Bank will continue on an “at will” basis, and may be terminated by the Bank or by you, at any time for any reason, with or without Good Cause, until such time as the Term of Employment commences. However, if there is a public announcement by, or with the consent of, the Board of Directors of the Bank, of an expected transaction, event or series of events which is or are reasonably expected to result in a Change in Control of the Bank, your compensation and benefits may not be reduced and your employment may not be terminated by the Bank without the compensation provided below, except for Good Cause, Disability, or death, between the date thirty (W) days prior to such announcement and the earlier to occur of the Change in Control of the Bank, or the termination of the transaction, event or series of events which is or are reasonably expected to result in the Change in Control of the Bank. If your employment is terminated by the Bank or its successor for any reason other than Good Cause, Disability or death during the period beginning thirty (30) days prior to the public announcement described above, you shall (i) receive the same compensation and participate in such benefit plans until the Change in Control of the Bank (or the termination of the transaction) and such payments shall not be reduced even if you become employed by another employer, and (ii) be deemed an employee of the Bank on the date of the Change in Control of the Bank for purposes of being entitled to the benefits provided in Paragraphs 2(a) and 2(b) above.

3.  Miscellaneous.

(a)  The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank, by agreement in form and substance reasonably satisfactory to you, to assume and agree to perform this agreement in the same manner and to the same extent that the Bank would be required to perform this agreement if no such succession had taken place. If you must institute legal action against the Bank or its successor to enforce your employment rights hereunder, and you prevail, the Bank or its successor will pay for your reasonable legal fees and expenses incident to such action.

(b)  This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, devisees and legatees. If you should die during your employment, your estate will receive any accrued but unpaid salary and/or benefits earned by you through the date of your death.

(c)  This agreement may not be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party at any time of any breach by the other party of, or compliance with, any provision of this agreement to be performed by such other party shall he deemed a waiver of similar or dissimilar provisions at the same or any prior or subsequent time.

(d)  This agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior written or oral discussions and agreements.

(e)  This agreement shall be governed by the laws of the State of New Jersey. The validity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

(f)  This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(g)  This agreement shall vest from your first day of employment with Bank, as follows:

Six months service in position  66% vested
Twelve months service in position  100% vested.

If this letter agreement accurately sets forth our agreement on the subject matter set forth above, kindly sign and return to the Bank the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

/s/ A. Theodore Eckenhoff

By:	A. Theodore Eckenhoff
Chairman of the Board of Directors

Accepted and agreed, with the
Intent to be legally bound this 15th
Day of January, 1998

/s/ R. Scott Horner

R. Scott Horner